Exhibit 99.1

Remarks by Ludwig N. Hantson, Chief Executive Officer and President of Baxalta Incorporated, on August 10, 2015

We are pleased to provide an update on Baxalta’s exciting growth prospects, and our continued focus on creating shareholder value.

I am sure one of the topics you would want to discuss today is the recent Shire proposal. So, let me start by sharing some perspectives with all of you.

As mentioned on our first quarterly results call just two weeks ago, we have a compelling investment identity as a standalone entity. We are an established leader in orphan diseases with a diversified portfolio that will drive sustainable growth and revenues over the long term. We are driving meaningful R&D innovation with an underappreciated new product pipeline that includes several promising late-stage programs. Our objective is to launch 20 new products by 2020, with more than $2.5 billion of risk-adjusted sales. And our global infrastructure and world-class manufacturing facilities will provide an excellent platform to grow value.

Our team is successfully executing on our strategies. The board and management team have even greater confidence and conviction in our prospects than originally outlined at our investor conference in May.

First, we exceeded our internal expectations for the first half of the year, with constant currency revenue growth of 8%. We have seen strong sales of ADVATE both in the US and the rest of the world and we continue to see a successful HYQVIA launch. We recently increased our guidance for the full year and we are now targeting sales growth at the higher end of our 6% to 8% five-year guidance range and have even more confidence in its power to drive double digit earnings growth.

Second, we are executing on our strategy to build a strong oncology business. We completed the Oncaspar portfolio acquisition which accelerates our innovation capabilities and commercial presence in the global oncology markets. It also provides the infrastructure to support the upcoming launches of nal-IRI and pacritinib. We currently have six oncology assets and are well-positioned to drive risk-adjusted sales of at least $700 million by 2020.

And third, our new R&D model is gaining positive momentum with the achievement of several clinical and regulatory milestones. We currently have 4 products under regulatory review, including Nal-iri and 20% SubQ IG, and we expect approval of ADYNOVATE and VONVENDI in the U.S. before year end. We also continue to advance several key R&D programs, like our gene therapy programs for hemophilia A and B, and expect to file Pacritinib for myelofibrosis in Europe later this year.

We have a great platform as an independent enterprise. We can continue to grow organically and through accretive M&A. And we are just in the initial stages of our journey and implementing our growth strategies to drive value for shareholders.

At this point, our stock has not yet achieved a price level that appropriately reflects our company’s value and prospects.

Our stock has only been trading for five weeks, and our shareholder base is still seasoning. Investors can appreciate that with a spin-off, it takes time to establish and stabilize a long-term shareholder base.

We expect that our stock will move up in price and valuation over the next couple of quarters, just as with nearly every other spin. And we are just now starting to see nice momentum, but we are in the early innings.

The Baxalta board of directors takes it fiduciary responsibility very seriously. The board of Directors reviewed Shire’s proposal and all of its aspects thoughtfully and carefully. But, compared to our standalone plan and growth prospects, they did not find Shire’s proposal to be a basis for engagement.

Shire opportunistically showed up a handful of days after we began trading as a new, independent company and then went public with its offer without warning after our board rejected the first and only proposal. This proposal does not reflect full and fair value for our shareholders. As a reminder, Shire’s proposal as of today is not the $45 per share they are asserting, but given the overall downward pressure on its share price, this morning’s value is more like $42 per share, a modest 27% premium off an unseasoned equity price. The implied value of Shire’s proposal is no different from what we think we can achieve on our own in the next six to twelve months, and our investors and analysts agree. In this environment, given our prospects and our outlook, Shire’s offer is not compelling.

And recent conversations with Baxalta investors have confirmed that Shire’s proposal significantly undervalues our company. There is strong support from our shareholders for our response. Many investors see value well north of Shire’s proposal without any of the risk inherent in taking Shire stock or giving away the control premium that our shareholders can enjoy in the future.

We don’t believe, and investors have agreed, that the Shire combination is synergistic. We do not believe that a combination would generate substantial operational or revenue synergies, which is critical to achieving value from any stock transaction. Also, Shire’s earnings accretion depends quite substantially on their planned post-transaction share repurchase, which has no assurance as to timing, execution or price and most importantly of which our shareholders will only get one-third of the benefit.

It is true that our products and therapeutic areas are rare disease areas, but as a result they require focus on those specific areas and diseases. Our rare diseases have little overlap with Shire’s. Moreover, our investors know that our plasma business is capital intensive, and while of course we are focused on making the cost structure there as lean as possible, combining plasma with other biopharma businesses doesn’t create easy cost savings. One of the advantages the separation from Baxter created is a lean and focused infrastructure here at Baxalta—one that we will continue to scrutinize to drive cost efficiencies—but an acquirer like Shire isn’t just going to find easy savings from a combination with dissimilar assets.

In some respects, the nature of Shire’s interest in Baxalta is puzzling. Is it trying to opportunistically acquire our attractive hemophilia, immunology and growing oncology platforms without true synergies? We have an attractive set of franchises and it would be a shame to hand it over for a lowball valuation.

I understand that Shire is making a big deal out of potential tax synergies. Of course we want to maximize tax savings, but this is just one financial driver of any combination. With continued debate in Washington about taxes, we do not believe tax synergies should be the primary driver of any long-term strategic transaction.

And finally, we don’t want to disregard the transaction and execution risks associated with Shire’s proposal. Why should we expose Baxalta shareholders to the Shire shareholder vote, including the potential that Baxalta is left at the altar for a small break-up fee at such a low valuation? This concern has only been exacerbated by the negative reaction of Shire shareholders as reflected by the overall downward pressure on Shire’s stock in the past week.

And again, as our board considered its proposal, its value was wholly inadequate as a basis to engage. We are very confident in our standalone plan and in our ability to generate significant shareholder value based on that plan without exposing our shareholders to the risks we outlined.

Thank you. We wanted to take this time to help investors understand the basis of our board’s decision making, but let me be clear, Shire’s proposal wasn’t close to where we should consider it as a basis for engaging. Our board reached that conclusion, and feedback from our investors last week strongly confirmed that this was the right decision. We’re good fiduciaries and focused on maximizing shareholder value. We are not entrenched or intransigent, but given Shire’s proposal, our board made a considered and correct decision to not engage based on it.